Exhibit 99.1

OppFi Files Complaint for Declaratory and Injunctive Relief Against

the Commissioner of the California Department of Financial

Protection and Innovation

CHICAGO – March 8, 2022 - OppFi Inc. (“OppFi” or the “Company”) (NYSE: OPFI), a leading financial technology platform that helps everyday consumers gain access to credit, today announced it has filed a Complaint for Declaratory and Injunctive Relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California. The Complaint was filed on March 7, 2022 in Los Angeles Superior Court.

OppFi is seeking a declaration that the interest rate caps set forth in California law do not apply to loans that are originated by OppFi’s bank partners and serviced through the OppFi technology platform.

The company issued the following statement:

Last year, a federal judge in the Northern District of California confirmed that loans made by OppFi’s bank partners are not subject to California’s interest rate laws because those loans are made by a federally insured, state-chartered bank. In addition, California recently lost its lawsuit against the FDIC where the Court ruled that the challenged FDIC regulation, which confirmed that the interest charged by state-chartered banks remains permissible after any sale or assignment, was validly issued. Notwithstanding those decisions, the Commissioner of the DFPI has threatened to wrongly enforce those interest rate laws against OppFi. OppFi has filed a lawsuit to put an end to the Commissioner’s unlawful attempt to enforce inapplicable laws. OppFi is seeking this declaration so it can continue to serve close to 7.2 million Californians1 in need of credit.

As one of the top customer-rated digital financial platforms with a Net Promoter Score of 85—which is well above its peers and top retail brands—OppFi is focused on serving millions of consumers who are locked out and unable to qualify for mainstream forms of credit. OppFi provides technology and other services to state-chartered, FDIC-insured banks to help them provide affordable and safe loans to consumers. Borrowers who take out a loan from one of OppFi’s partner banks are underwritten to criteria provided by the bank partner that ensure that borrowers have the ability to repay and that every payment pays down principal. In addition, OppFi reports to all three credit bureaus and through the OppFi TurnUp program, OppFi provides consumers with access to certain sub-36% APR loan products offered by third parties if the consumer qualifies for them.

The loans made through the OppFi platform are constitutionally and statutorily exempt from California’s maximum interest rate caps because the loans are made by FinWise Bank, Member FDIC, a state-chartered bank located in Utah. It is well-settled federal law that permits state-chartered banks to export the interest rates allowed in their chartering state to any other state in the country. In passing AB 539, the Legislature expressly acknowledged what is obvious: AB 539 is not applicable to “nondepositories that partner with banks,” like OppFi. OppFi strongly believes its practices are legal as a matter of both California and federal law, and the company looks forward to having its position affirmed in court.

1 Source: Hamdani, Kausar, et al. “UNEQUAL ACCESS TO CREDIT The Hidden Impact of Credit Constraints.” NewYorkFed.org, 2019 (~60 million) and based on the California adult population is approximately 12% of the adult population of US. which equals to ~7.2 million; https://www.census.gov/quickfacts/CA and https://www.nationsonline.org/oneworld/US-states-population.htm.

About OppFi

OppFi (NYSE: OPFI) is a leading financial technology platform that powers banks to offer accessible products and a top-rated experience to everyday consumers. OppFi’s platform facilitates an installment loan product, OppLoans. The company has been an Inc. 5000 company for five straight years, a four-time Deloitte’s Technology Fast 500™, and the seventh fastest-growing company in Chicagoland in 2021 by Crain’s Chicago Business. The company was also listed on the Forbes America 2021 list of America’s Best Startup Employers and Built In’s 2021 Best Places to Work in Chicago. OppFi maintains an A+ rating from the Better Business Bureau (BBB) and maintains a 4.8/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online. For more information, please visit oppfi.com.

Forward-Looking Statements

This information includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. OppFi’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: whether OppFi will be successful in obtaining declaratory relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California; whether OppFi will be subject to AB 539; whether OppFi’s bank partners will continue to lend in California and whether OppFi’s financing sources will continue to finance the purchase of participation rights in loans originated by OppFi’s bank partners in California; the impact of COVID-19 on OppFi’s business; the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; costs related to the business combination; changes in applicable laws or regulations; the possibility that OppFi may be adversely affected by economic, business, and/or competitive factors; the effects of management transitions; and other risks and uncertainties indicated from time to time in OppFi’s filings with the SEC, including those under “Risk Factors” therein. OppFi cautions that the foregoing list of factors is not exclusive and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OppFi does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Media Contacts:

Wendy Serafin, SVP of Communications

Media Relations: media@oppfi.com

Investor Relations: investors@oppfi.com